Exhibit (g)(2)

FIRST AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS FIRST AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of October 12, 2015 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Custodian”), and CSOP ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its portfolios listed on Schedule A to the Agreement (as defined below), severally and not jointly (each a “Fund” and collectively, the “Funds”), registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

WHEREAS, the Administrator and the Trust entered into a Custodian Agreement, dated as of February 23, 2015 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Administrator and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Administrator and the Trust hereby agree as follows:

1.                  The Agreement is hereby amended as of the date hereof by deleting the existing Schedule A to the Agreement and replacing it with the Schedule A attached hereto. Each of the undersigned hereby acknowledges, agrees and confirms that the terms of the Agreement shall apply separately and respectively to each Fund.

2.                  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

3.                  This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.                  This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: /s/ Shawn McNinch

Name: Shawn McNinch

Title: Senior Vice President

Date: October 13, 2015

CSOP ETF TRUST

By: /s/ Ding Chen

Name: Ding Chen

Title: President

Date: October 12, 2015

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Schedule A

Name of Fund (Each a series of the Trust)

CSOP FTSE China A50 ETF

CSOP MSCI China A International Hedged ETF

CSOP CSI 300 A-H Dynamic ETF